Commission File No. 000-54851

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

[X]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]	Definitive Information Statement

CANYON GOLD CORP.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies: n/a

(2)	Aggregate number of securities to which transaction applies: n/a

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0- 11 (set forth the amount on which the filing fee is calculated and state how it was determined): n/a.

(4)	Proposed maximum aggregate value of transaction: n/a

(5)	Total fee paid: -0-

[ ]	Fee paid previously with preliminary materials.

[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date filed:

CANYON GOLD CORP.
101 Convention Center Drive, Suite 700
Las Vegas, Nevada 89109

NOTICE OF ACTION TAKEN BY WRITTEN CONSENT OF OUR MAJORITY STOCKHOLDERS

To Our Stockholders:

    We are writing to advise you that stockholders representing approximately 83% of our voting stock have approved by written consent the proposal to effect a reverse stock split of our issued and outstanding common stock on a one (1) share for twenty (20) shares basis.

    On February 16, 2014, our board of directors unanimously approved the above proposal and to appropriately amend our articles of incorporation to reflect the change.

PLEASE NOTE THAT THE NUMBER OF VOTES RECEIVED FROM THE STOCKHOLDERS IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT FOR THIS ACTION UNDER DELAWARE LAW AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO APPROVE THE ACTIONS.

    No action is required by you. The accompanying Information Statement is being furnished only to inform our stockholders of the action taken by written consent described above before it takes effect in accordance with Rule 14c-2, promulgated under the Securities Exchange Act of 1934, as amended. This Information Statement is first being mailed to you on or about March 14, 2014 and we anticipate the effective date of the reverse stock split to be April 4, 2014, or as soon thereafter as practicable in accordance with applicable law, including the General Corporation Law of the State of Delaware (“DGCL”).

THIS IS NOT A NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH IS DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND YOU ARE REQUESTED NOT TO SEND US A CONSENT OR PROXY.

    The accompanying Information Statement is solely for information purposes only and does not require or request you to do anything. You are encouraged to carefully read the accompanying Information Statement, including exhibits, for further information regarding the stock split.

March , 2014	By Order of the Board of Directors,
/s/ Stephen M. Studdert
Stephen M. Studdert
President

CANYON GOLD CORP.
101 Convention Center Drive, Suite 700
Las Vegas, Nevada 89109

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934 AND
REGULATION 14C THEREUNDER

     This Information Statement is being sent by first class mail to all record and beneficial owners of the common stock, $0.0001 par value, of Canyon Gold Corp., a Delaware corporation, which we refer to herein as “Canyon Gold,” “company,” “we,” “our” or “us.” The mailing date of this Information Statement is on or about Mach 14, 2014. The Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is being furnished, pursuant to Regulation 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to notify our stockholders of actions we are taking pursuant to written consents representing a majority of the voting power of our common stock in lieu of a meeting of stockholders.

     On February 16, 2014, the record date for determining the identity of stockholders who are entitled to receive this Information Statement, we had (i) 29,816,702 shares of common stock issued and outstanding and (ii) 600,000 shares of Series “A” Convertible Preferred Stock. These securities constitute the outstanding classes of Canyon Gold voting securities. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders and each share of Series “A” Preferred Stock have the voting power of 100 votes per share.

NO VOTE OR OTHER CONSENT OF OUR STOCKHOLDERS IS SOLICITED IN CONNECTION WITH THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     On February 16, 2014, our board of directors approved the reverse stock split. No other corporate actions to be taken by written consent were considered. As of February 20, 2014, stockholders who beneficially hold in the aggregate voting power equal to 74,503,699 shares, or approximately 82.95% of the voting power of our outstanding voting securities, had executed and delivered to the board of directors written consents approving the action to effect the reverse split of our outstanding common stock on a one share for twenty shares basis. Because the action was approved by the written consent of stockholders holding a majority of our outstanding voting securities, no proxies are being solicited with this Information Statement.

     We are not aware of any substantial interest, direct or indirect, by security holders or otherwise, that is in opposition to matters of action being taken. In addition, pursuant to the laws of Delaware, the action to be taken by majority written consent in lieu of a special stockholder meeting does not create appraisal or dissenters’ rights.

     Our board of directors determined to pursue stockholder action by majority written consent of those shares entitled to vote in an effort to reduce the costs and management time required to hold a special meeting of stockholders and to implement the above action in a timely manner.

     Under Section 14(c) of the Exchange Act, actions taken by written consent without a meeting of stockholders cannot become effective until 20 days after the mailing date of this definitive Information Statement, or as soon thereafter as is practicable. We are not seeking written consent from any stockholders other than as set forth above and our other stockholders will not be given an opportunity to vote with respect to the actions taken. All necessary corporate approvals have been obtained, and this Information Statement is furnished solely for the purpose of advising stockholders of the actions taken by written consent and giving stockholders advance notice of the actions taken.

FORWARD-LOOKING INFORMATION

This Information Statement and other reports that we file with the SEC contain certain forward-looking statements relating to future events performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will” “should," “expect," "intend," "plan," anticipate," "believe," "estimate," "predict," "potential," "continue," or similar terms, variations of such terms or the negative of such terms. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including those risks discussed elsewhere herein. Although forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment, actual results could differ materially from those anticipated in such statements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

OUTSTANDING VOTING SECURITIES AND CONSENTING STOCKHOLDERS

    As of the date of the consent by the majority stockholders, Canyon Gold had issued and outstanding 29,816,702 shares of common stock and 600,000 shares of Series “A” Convertible Preferred Stock. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders and each share of Series “A” Preferred Stock have the voting power of 100 votes per share.

     On February 20, 2014, the stockholders representing 74,503,702 shares of the voting power of our securities (82.95% of the total voting power) executed and delivered to the board of directors written consents approving the reverse stock split. Because the action was approved by stockholders owning a majority of our outstanding voting power, no proxies are being solicited with this Information Statement. No consideration was paid for the consents.

    Delaware corporate law provides in substance that unless a company’s certificate of incorporation provide otherwise, stockholders may take any action without a meeting of stockholders, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by stockholders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize and take such action at a meeting at which all shares entitled to vote thereon were present voted.

REVERSE STOCK SPLIT

     Our board of directors and stockholders holding a majority of our outstanding voting power have approved a one (1) share for twenty (20) shares reverse split of our issued and outstanding common stock. The effective date of the split will be established by our board, which we anticpate will be on or about April 4, 2014.

     All shares of our common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share entitles the holder thereof to (i) one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (ii) to participate equally and to receive any and all such dividends as may be declared by the board of directors; and (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation. Holders of our common stock have no preemptive rights to acquire additional shares of common stock or any other securities. The common stock is not subject to redemption and carries no subscription or conversion rights.

Amendment to Articles of Incorporation

     In connection with the reverse stock split, we have filed with the State of Delaware an amendment to our Certificate of Incorporation to reflect the split. Our current authorized capitalization will remain unchanged at 200 million shares of common stock with a par value of $0.0001, and 20,000,000 shares of preferred stock with a par value of $0.0001 per share. Only shares of the company’s outstanding common stock will be subject to the reverse stock split.

     Under applicable Delaware law, we are permitted to take an action without a meeting of stockholders if we obtain the written consent specifying the action from stockholders holding at least a majority of the voting power of our common stock. Thus, the reverse stock split and amendment to our certificate of incorporation have been approved as follows:

(a) The board of directors adopted a resolution setting forth the proposed one share for twenty shares reverse stock split and filing with the State of Delaware an amendment to our certificate of incorporation setting forth the action; and

(b) The proposal was approved by the written consent of stockholders holding a majority of the voting power of our common stock.

     Our amendment to our certificate of incorporation will reflect that our outstanding shares have been reverse split, but that our capitalization will be unchanged. Upon the effectiveness of the split, each share of our issued and outstanding common stock will be reverse split on a one share for twenty shares basis. No fractional shares will be issued in connection with the reverse split. Stockholders who would otherwise be entitled to receive fractional shares, because they hold a number of shares of common stock that is not evenly divided by the split ratio, will have the number of new shares to which they are entitled rounded up to the next whole number of shares. No stockholders will receive cash in lieu of fractional shares.

Effect of the reverse stock split

     Split shares issued in connection with the reverse stock split will be fully paid and non-assessable. The number of stockholders will remain unchanged as a result of the reverse split. The reverse split will decrease the number of outstanding common shares, but will not affect any stockholder's proportionate interest in our company, except for possible minor differences resulting from the rounding up of fractional shares. The par value of our common stock will remain unchanged. While the aggregate par value of our outstanding common stock will be decreased, our additional paid-in capital will be increased by a corresponding amount.

Therefore, the reverse stock split will not affect our total stockholders' equity. All share and per share information included in our financial statements will be retroactively adjusted to reflect the split for all periods presented in our future financial reports and regulatory filings.

     Although it is generally expected that a reverse split will result in a proportionate increase in the market price of the split shares, there can be no assurance that our common stock will trade at a multiple of our current price, or that any price increase will be sustained. If the market price of our stock declines after the implementation of the reverse split, the percentage decline as an absolute number and as a percentage of our overall market capitalization would be greater than would be the case in the absence of the reverse split.

     Furthermore, the possibility exists that the reduction in the number of outstanding shares will adversely affect the market for our common stock by reducing the relative level of liquidity. In addition, the reverse stock split may increase the number of the stockholders who own odd lots, or less than 100 shares. Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the reverse stock split will achieve the desired results outlined above.

     As a result of the reverse stock split, we will have issued and outstanding approximately 1,490,835 shares of common stock, without giving effect to the rounding up of fractional shares. The company will retain the corporate authority to issue in the future up to approximately 198,500,000 additional shares of authorized but unissued common stock. These shares may be issued without stockholder approval at any time, in the sole discretion of our board of directors. The authorized and unissued shares may be issued for cash, to acquire property or for any other purpose that is deemed in the best interests of our company. Any decision to issue additional shares will reduce the percentage of our stockholders' equity held by our current stockholders and could dilute our net tangible book value. We have no immediate, definitive plans, proposals or arrangements, written or otherwise, to use these authorized and unissued shares of common stock following the the reverse stock split, share exchange and private placement.

     Our authorized and unissued shares could possibly be used by management to oppose a hostile takeover attempt, delay or prevent changes of control, or changes in or removal of management. This could include transactions that are favored by a majority of stockholders, or in which the stockholders might otherwise receive a premium for their shares over then-current market price, or benefit stockholders in some other manner. Tender offers or other non-open market acquisitions of stock are usually made at prices above the prevailing market price. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than would otherwise be the case.

     The available authorized and unissued shares of common stock gives the company the ability to cause a potential anti-takeover effect by creating potential dilution to the number of outstanding shares. Such dilution will cause a party attempting a takeover to be required to buy more shares of the company stock and to expend additional resources to accomplish a takeover. The reverse stock split is not part of a plan by management to affect the ability of third parties to take over or change control of the company, nor are we currently contemplating any such anti-takeover plan.

     We will not become a private company as a result of the reverse split, we expect that our common stock will continue to be quoted on the OTCQB and we plan to continue to file periodic and other reports with the SEC under the Exchange Act.

     Following the reverse stock split, the share certificates you now hold will continue to be valid. In the future, new share certificates will be issued reflecting the stock split, but this in no way will effect the validity of your current share certificates. The reverse split will occur on the effective date without any further action on the part of our stockholders. After the effective date of the reverse split, each share certificate representing shares of pre-split common stock will be deemed to represent one-twentieth (1/20) shares of post-split common stock. Certificates representing post-split common stock will be issued in due course as old share certificates are tendered for exchange or transfer to our transfer agent: Standard Registrar & Transfer Co, Inc., 12528 South 1840 East, Draper, Utah 84020. We request that stockholders do not send in any of their stock certificates at this time.

     As applicable, new share certificates evidencing post-split shares that are issued in exchange for old pre-split certificates representing restricted shares, will contain the same restrictive legend as on the old certificates. Also, for purposes of determining the term of the restrictive period applicable to the new post-split shares, the time period during which a stockholder has held their existing pre-split shares will be included in the total holding period.

Accounting Matters

     The par value per share of the common stock will remain unchanged after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on the balance sheet attributable to the common stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of the common stock outstanding. The company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

Other Effects on Outstanding Shares

     When the reverse stock split is implemented, the rights and preferences of the outstanding shares of the common stock will remain the same after the reverse stock split. Each share of common stock issued pursuant to the reverse stock split will be fully paid and non-assessable. The reverse stock split would result in some stockholders owning “odd-lots” of less than 100 shares of the common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

No Appraisal Rights

     Under the DGCL, stockholders are not entitled to appraisal rights with respect to the proposed reverse stock split and amendment to our articles of incorporation.

United States Federal Income Tax Consequences of the reverse stock split

     The following is a summary of certain material U.S. federal income tax consequences of the reverse stock split to a stockholder (hereinafter a “U.S. stockholder”) that is a “United States person,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”). This summary is not intended to be a complete discussion of all possible U.S. federal income tax consequences of the reverse stock split and is included for general information purposes only. Further, it does not address any state, local or foreign income or other tax consequences. For example, state and local tax consequences of the reverse stock split may vary significantly as to each U.S. stockholder, depending upon the state in which such stockholder resides or does business. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. In addition, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our shares through such entities.

     The discussion below is based on the provisions of the U.S. federal income tax law as of the date hereof, which are subject to change retroactively as well as prospectively. This summary also assumes that the shares held by a U.S. stockholder prior to the reverse stock split (“Old Shares”) were, and the shares owned by such stockholder immediately after the reverse stock split (“New Shares”) will be, held as “capital assets,” as defined in the Code, generally property held for investment. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. The discussion below regarding the U.S. federal income tax consequences of the reverse stock split also is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder is urged to consult with his, her or its own tax advisor with respect to the tax consequences of the reverse stock split.

     No gain or loss should be recognized by a U.S. stockholder upon such stockholder’s exchange, or deemed exchange, of Old Shares for New Shares pursuant to the reverse stock split. The aggregate tax basis and holding period of the New Shares received in the reverse stock split should be the same as such stockholder’s aggregate tax basis and holding period in the Old Shares being exchanged. Special tax basis and holding period rules may apply to holders that acquired different blocks of stock at different prices or at different times. Holders should consult their own tax advisors as to the applicability of these special rules to their particular circumstances.

     We are hereby notifying our stockholders of the approval of the reverse stock split and, pursuant to the Exchange Act, filing this Information Statement on Schedule 14C, which will be mailed to all stockholders of record as of the record date established therefore.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 3, 2014 with respect to the beneficial ownership of our common stock:

  each stockholder believed to be the beneficial owner of more than 5% of our common stock;
  by each of our directors and executive officers; and
  all of our directors and executive officers as a group.

For purposes of the following table, a person is deemed to be the beneficial owner of any shares of common stock (i) over which the person has or shares, directly or indirectly, voting or investment power, or (ii) of which the person has a right to acquire beneficial ownership at any time within 60 days after the date of this report. “Voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership(1)	of Class(2)

Directors and Executive Officers:
Stephen M. Studdert, President and CEO	500,000	1.68%
101 Convention Center Dr., Suite 700, Las Vegas, NV 89109

Delbert G. Blewett, Acting Secretary	760,000	2.55%
101 Convention Center Dr., Suite 700, Las Vegas, NV 89109

Harold Schneider, Director of Long Canyon Gold	355,000	1.19%
215 Neave Road, Kelowna BC, Canada

5% Beneficial Owners:
Thomas Hiestand	2,819,699(4)	9.46%
Churerstr. 106, Pfaeffikon/Switzerland

Berta Furrer	2,510,000	8.42%
Schmerikonerstr. 29, Eschenbach/Switzerland

Slivka Trading Ltd.	2,000,000(5)	6.71%
Ajeltake Rd., Majuro MH 96960, Marshall Islands

Osiris Capital Ltd.	1,850,000(6)	6.21%
Ajeltake Rd., Majuro MH 96960, Marshall Islands

964954 Alberta Ltd.	1,500,000(7)	5.03%
110 17104- 94A Ave. NW, Edmonton, AB Canada

All directors and executive officers as a group (2 persons)	1,615,000(3)	5.42%

(1)	Unless otherwise indicated, the named person will be the record and beneficially owner of the shares indicated.
(2)	Percentage ownership is based on 29,816,702 shares of common stock outstanding as of March 3, 2014.
(3)	All directors and executive officers as a group.
(4)	Includes 1,435,000 shares held in the name of Velania Treuhand AG that is owned and controlled by Thomas Hiestand. The remaining 1,384.699 shares are held in the name of Mr. Hiestand.
(5)	Majority Shareholder: Glen Buckler #305 15895-84th . Ave., Surrey BC, Canada.
(6)	Majority Shareholder: LeRoy D. Orr 35 East Mammoth Main Street, Eureka, Utah 84628.
(7)	Majority Shareholder: Alexander Romanchuk, 110 – 17104 94A Ave., NW, Edmonton, AB Canada.

WHERE YOU CAN FIND MORE INFORMATION

As required by law, we file annual, quarterly and current reports and other information with the SEC that contain additional information about our company. You can inspect and copy these materials at the public reference facilities of the SEC’s Washington, D.C. office, 100 F Street, NE, Washington, D.C. 20549, and on its Internet site at http://www.sec.gov.

EFFECTIVE DATE

     Pursuant to Rule 14c-2 under the Exchange Act, the above action to effect the reverse stock split will not be effective until a date at least twenty (20) days after the date on which the definitive Information Statement has been mailed to the stockholders. We anticipate that the actions contemplated hereby will be effected on or about the close of business on April 4, 2014.

MISCELLANEOUS MATTERS

     The entire cost of furnishing this Information Statement will be borne by the company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the common stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The board of directors has fixed the close of business on February 16, 2014, as the record date for the determination of Stockholders who are entitled to receive this Information Statement.

     This Information Statement is being mailed on or about March 14, 2014 to all Stockholders of record as of the record date.

CONCLUSION

     As a matter of regulatory compliance, we are sending you this Information Statement that describes the purpose and effect of the above actions. Your consent to the above action is not required and is not being solicited in connection with this action. This Information Statement is intended to provide our stockholders information required by the rules and regulations of the Securities Exchange Act of 1934.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

BY ORDER OF THE BOARD OF DIRECTORS

March 6, 2014	By: /s/ STEPHEN M. STUDDERT
Stephen M. Studdert
President

Cover Letter

A PROFESSIONAL CORPORATION
LEONARD E. NEILSON		8160 SOUTH HIGHLAND DRIVE, SUITE 104
ATTORNEY AT LAW		SANDY, UTAH 84093
TELEPHONE: (801) 733-0800
FAX: (801) 733-0808
E-MAIL: LNEILSONLAW@AOL.COM

March 6, 2014

Securities and Exchange Commission
Office of Document Control
100 F Street NE
Washington, D.C. 20549

Via Edgar

Re:	Canyon Gold Corp.
File No. 000-54851
Schedule 14C (Preliminary - REVISED)

To Whom It May Concern:

     Please find herewith the REVISED Preliminary Schedule 14C Information Statement filed on behalf of Canyon Gold Corp. The the revised document makes certain changes to the “principal stockholders” table on page 6 of the original 14C filed on Marrch 3, 2014.

     Please direct all correspondences concerning this filing and Canyon Gold Corp. to this office.

Yours truly,

/S/ Leonard E. Neilson

Leonard E. Neilson

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